Exhibit 10(34)
SUMMARY OF 2009 SALARIES OF NAMED EXECUTIVE OFFICERS
The following table sets forth the current base salaries provided to the Company’s CEO and the four most highly compensated executive officers (the “Named Executive Officers”):

Executive Officer	Current Salary
Andrew B. Schmitt	$620,000
Jerry W. Fanska	$365,000
Steven F. Crooke	$310,000
Eric R. Despain	$300,000
Gregory F. Aluce	$275,000
All of the Named Executive Officers, including Andrew B. Schmitt, President and CEO, Jerry W. Fanska, Senior Vice President—Finance and Treasurer, Steven F. Crooke, Senior Vice President—General Counsel and Secretary, Eric R. Despain, Senior Vice President and President of the Minerals Division and Gregory F. Aluce, Senior Vice President overseeing the Company’s legacy water business, are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “Executive IC Plan”). The bonuses paid to the Company’s CEO and four most highly compensated executive officers under the Executive IC Plan for the fiscal year ended January 31, 2009 are as shown in the following table:

Executive Officer	FY 2009 Bonus
Andrew B. Schmitt	$562,437
Jerry W. Fanska	$248,334
Steven F. Crooke	$210,914
Eric R. Despain	$272,098
Gregory F. Aluce	$186,030
Under the Executive IC Plan, each participant is eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (80% in the case of Mr. Schmitt and 60% in the case of Messrs. Fanska, Crooke, Despain and Aluce) of such participant’s base compensation. The Target Bonus is adjusted (up or down) based upon the performance of the Company as compared to certain goals adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the Executive IC Plan exceed a certain percentage (160% in the case of Mr. Schmitt and 120% in the case of Messrs. Fanska, Crooke, Despain and Aluce) of such participant’s base compensation for the relevant year. No bonuses will be payable should performance be below 80% of the relevant goals established. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus.
A Form 8-K will be filed to describe the goals set by the Board of Directors of the Company for the executive officers to qualify for a bonus under the Executive IC Plan for the fiscal year ended January 31, 2010.